                         ACCOUNTING SERVICES AGREEMENT

         This AGREEMENT, dated as of the First day of October, 1993, made by and between New Alternatives Fund, Inc. ("New Alternatives"), a corporation operating as an open-end management investment company, duly organized and existing under the laws of the State of New York, and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                               WITNESSETH THAT:

         WHEREAS, New Alternatives desires to appoint Fund/Plan as its Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of New Alternatives as set forth in Section 2 of this Agreement (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records; and

         WHEREAS, Fund/Plan is willing to perform such functions upon the terms and conditions set forth below; and

         WHEREAS, New Alternatives will cause to be provided certain information to Fund/Plan as set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

         Section 1. New Alternatives shall promptly turn over to Fund/Plan the Accounts and Records previously maintained by or for it, on behalf of the Fund, as are necessary for Fund/Plan to perform its functions under this Agreement. New Alternatives authorizes Fund/Plan to rely on such Accounts and Records turned over to Fund/Plan and hereby indemnifies and holds Fund/Plan, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or the failure of New Alternatives to provide any portion of such or to provide any information needed by Fund/Plan to knowledgeably perform its functions.

         Fund/Plan shall make reasonable efforts to isolate and correct any inaccuracies, omissions, discrepancies, or other deficiencies in the Accounts and Records delivered to Fund/Plan, to the extent such matters are disclosed to Fund/Plan or are discovered by it and are relevant to its performance of its functions under this Agreement; however, Fund/Plan


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.

                                                            Page 1 of 11 pages.

expressly makes no warranty or representation that any error, omission or deficiency can be satisfactorily corrected. New Alternatives shall provide Fund/Plan with such assistance as it may reasonably request in connection with its efforts to correct such matters. New Alternatives agrees to pay Fund/Plan on a current and ongoing basis for its reasonable time and costs expended on the correction of such matters at an hourly rate of $50.00 per hour, said payment to be in addition to the agreed fees and charges for the normal services rendered under this Agreement.

         Section 2. For purposes of this Agreement, the terms Oral Instructions and Written Instructions shall mean:

                  Oral Instruction: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Fund/Plan in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons believed in good faith by Fund/Plan to be a person or persons authorized by a resolution of the Board of Directors of New Alternatives, to give Oral Instructions on behalf of New Alternatives.

                  Written Instructions: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to Fund/Plan in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by Fund/Plan to be the signature of a person authorized by a resolution of the Board of Directors of New Alternatives to give Written Instructions on behalf of New Alternatives.

         New Alternatives shall file with Fund/Plan a certified copy of each resolution of its Board of Directors authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

         Section 3. To the extent it receives the necessary information from New Alternatives or its agents by Written or Oral Instructions, Fund/Plan shall maintain and keep current the following Accounts and Records relating to the business of New Alternatives, in such form as may be mutually agreed to between New Alternatives and Fund/Plan:

                                    (a)     Cash Receipts Journal
                                    (b)     Cash Disbursements Journal
                                    (c)     Dividends Paid and Payable Schedule


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                            Page 2 of 11 pages.

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               (d)     Purchase and Sales Journals - Portfolio Securities
               (e)     Subscription and Redemption Journals
               (f) Security Ledgers - Transaction Report and Tax Lot Holdings Report
               (g)     Broker Ledger - Commission Report
               (h)     Daily Expense Accruals
               (i)     Daily Interest Accruals
               (j)     Daily Trial Balance
               (k)     Portfolio Interest Receivable and Income Journal
               (l)     Portfolio Dividend Receivable and Income Register
               (m) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security.

         The necessary information to perform the above functions and the calculation of New Alternatives's net asset value as provided below is to be furnished by Written or Oral Instructions to Fund/Plan daily (in accordance with the time frame identified in Section 8) prior to the close of trading on the New York Stock Exchange.

         Section 4. Fund/Plan shall perform the ministerial calculations necessary to calculate New Alternatives's net asset value daily, in accordance with New Alternatives's current Prospectus and utilizing the information described in this Section. Portfolio items for which market quotations are available by Fund/Plan's use of automated financial information service ("Service") shall be based on the closing prices of such Service, except where New Alternatives has given or caused to be given specific Written or Oral Instructions to utilize a different value. All of the portfolio securities shall be given such values as New Alternatives provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service. Fund/Plan shall have no responsibility or liability for the accuracy of prices quoted or corporate action information supplied by such Service; for the accuracy of the information supplied by New Alternatives; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. Fund/Plan shall have no responsibility or duty to include information or valuations to be provided by New Alternatives in any computation unless and until it is timely supplied to Fund/Plan in usable form. Fund/Plan shall record corporate action information as received from the Custodian, the Service, New Alternatives or its advisors as received. Fund/Plan shall have no duty to gather or record corporate action information not supplied by these sources.

         Fund/Plan will assume no liability for price changes caused by: the investment


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                            Page 3 of 11 pages.

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adviser(s), custodian, suppliers of security prices and corporate action and dividend information, or any party other than Fund/Plan itself.

         In the event an error is made by Fund/Plan which creates a price change, consideration must be given to the effect of the price change and the responsibility of other parties to review the work performed by Fund/Plan. If under the terms of this Agreement, which shall include all Schedules attached hereto, in addition to any supplemental information provided by New Alternatives to Fund/Plan, another party should have, in performing its duties, discovered the error and reported that error to Fund/Plan, Fund/Plan's liability, if any, will not extend to net asset value ("NAV") errors perpetuated beyond the date such error should have been discovered by the other party.

         The following is Fund/Plan's policy regarding liability for NAV errors caused by Fund/Plan:

                  If the NAV should have been higher for a date or dates in the past, the error would have the effect of having given more shares to subscribers and less money to redeemers than they were entitled to. Conversely, if the NAV should have been lower, the error would have the effect of having given less shares to subscribers and overpaying redeemers.

                  If the error affects the prior business day's NAV only, and the prior day's work can be rerun before shareholder statements and checks are mailed, New Alternatives hereby accepts this manner of correcting the error.

                  If the error spans five (5) business days or less, Fund/Plan shall reprocess shareholder purchases and redemptions where redeeming shareholders have been underpaid. Fund/Plan shall assume liability to New Alternatives for overpayments to shareholders who have redeemed.

                  If the error spans more than five (5) business days, Fund/Plan would bear the liability to New Alternatives, 1) buying in for excess shares given to shareholders if the NAV should have been higher, or, 2) funding overpayments to shareholders who have redeemed if the NAV should have been lower. The cost of any reprocessing required for shareholders who have been credited with fewer shares than appropriate, or for redeeming shareholders who are due additional amounts of money will also be borne by Fund/Plan.


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Page 4 of 11 pages.

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         Section 5. For all purposes under this Agreement, Fund/Plan is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from New Alternatives or its agents on behalf of New Alternatives. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where Fund/Plan receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, New Alternatives shall cause the broker/dealer to send a written confirmation to Fund/Plan. Fund/Plan shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by New Alternatives, provided however, that in the event a Written or Oral Instruction received by Fund/Plan is countermanded by a timely later Written or Oral Instruction received by Fund/Plan prior to acting upon such countermanded Instruction, Fund/Plan shall act upon such later Written or Oral Instruction. The sole obligation of Fund/Plan with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or broker/dealer written confirmation shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to New Alternatives. New Alternatives shall be responsible, at New Alternatives's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires Fund/Plan to act, New Alternatives shall give Fund/Plan specific Written Instructions as to the action required.

         Section 6. New Alternatives shall cause New Alternatives's Custodian to forward to Fund/Plan a daily statement of cash and portfolio transactions and, at the end of each month, New Alternatives shall cause New Alternatives's Custodian to forward to Fund/Plan a monthly statement of portfolio assets and transactions, which will be reconciled with Fund/Plan's Accounts and Records maintained for New Alternatives. Fund/Plan will report any discrepancies to the Custodian, and report any unreconciled items to New Alternatives.

         Section 7. Fund/Plan shall promptly supply daily and periodic reports concerning New Alternatives as requested by New Alternatives and agreed upon by the Parties.

         Section 8. New Alternatives shall provide, and shall require each of its agents (including without limitation, its Transfer Agent and its Custodian) to provide to Fund/Plan, as of the close of each business day, or on such other schedule as New Alternatives


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                            Page 5 of 11 pages.

determines is necessary, Written or Oral Instructions (to be delivered to Fund/Plan by 11:00 AM Eastern Time the next following business day) containing all data and information necessary for Fund/Plan to maintain New Alternatives's Accounts and Records, and Fund/Plan may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. Fund/Plan Services, as Transfer Agent, accepts responsibility for providing reports of share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation.

         Section 9. The Accounts and Records, in format as agreed upon by the Parties and maintained by Fund/Plan, shall be the property of New Alternatives, and shall be made available to New Alternatives promptly upon request and shall be maintained for the periods prescribed in Rule 31a-2 under the Investment Fund/Plan Act of 1940, as amended. Fund/Plan shall assist New Alternatives's independent auditors, or upon approval of New Alternatives, or upon demand, any regulatory body, in any requested review of New Alternatives's Accounts and Records, but, Fund/Plan shall be reimbursed for all expenses and employee time invested in any such review of New Alternatives's Accounts and Records outside of routine and normal periodic review and audits. Upon receipt from New Alternatives of the necessary information, Fund/Plan shall supply the necessary data for New Alternatives or accountant's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as New Alternatives and Fund/Plan shall agree upon from time to time.

         Section 10. In case of any request or demand for the inspection of the Share records of New Alternatives, Fund/Plan, as Accounting Services Agent, shall endeavor to notify New Alternatives and to secure instructions as to permitting or refusing such inspection. Fund/Plan may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

         Section 11. Fund/Plan and New Alternatives may from time to time adopt such procedures as they agree upon in writing, and Fund/Plan may conclusively assume that any procedure approved by New Alternatives or directed by New Alternatives does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, By-Laws, or any rule or regulation of any regulatory body or governmental agency. New Alternatives shall be responsible for notifying Fund/Plan of any changes in regulations or rules which might necessitate changes in Fund/Plan's procedures, and for working out with Fund/Plan


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                            Page 6 of 11 pages.

such changes.

         Section 12.

         (a) Fund/Plan, its directors, officers, employees, shareholders, and agents, shall not be liable for any error of judgment or mistake of law or for any loss suffered by New Alternatives in connection with the performance of this Agreement, except losses resulting from willful misfeasance, bad faith or negligence on the part of Fund/Plan in the performance of its obligations and duties under this Agreement. Fund/Plan will at all times provide services to New Alternatives using normal standards of care.

         (b) Any person, even though also a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, trustee, employee or agent of New Alternatives, shall be deemed, when rendering services to New Alternatives or acting on any business of New Alternatives (other than services or business in connection with Fund/Plan's duties hereunder), to be rendering such services to or acting solely for New Alternatives and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan, even though that person is receiving a salary from Fund/Plan.

         (c) Notwithstanding any other provision of this Agreement, New Alternatives shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by Fund/Plan in good faith hereunder; (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of New Alternatives or upon the opinion of legal counsel for New Alternatives or its own counsel; or (iii) any act, which in good faith is taken or omitted to be taken by Fund/Plan in connection with its appointment under the terms of this Agreement, in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. Indemnification under this subparagraph shall not, however, apply to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                            Page 7 of 11 pages.

         (d) Fund/Plan shall give written notice to New Alternatives within ten (10) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to notify New Alternatives of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve New Alternatives of any liability arising from this Section or otherwise, except to the extent failure to give notice prejudices New Alternatives.

         (e) For any legal proceeding giving rise to this indemnification, New Alternatives shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. If New Alternatives does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

         (f) New Alternatives shall not settle any claim without Fund/Plan's express written consent which shall not be unreasonably withheld. Fund/Plan shall not settle any claim without New Alternatives's express written consent which shall not be unreasonably withheld.

         Section 13. All financial data provided to, processed by, and reported by Fund/Plan under this Agreement shall be stated in United States dollars. Fund/Plan shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or equation computations relating to the affairs of the Fund.

         Section 14. New Alternatives agrees to pay Fund/Plan compensation for its services and to reimburse it for expenses, as set forth in Schedule B attached hereto, and as shall be set forth in amendments to such Schedule approved by New Alternatives and Fund/Plan. New Alternatives authorizes Fund/Plan to debit New Alternatives's Custody account for invoices which are rendered for the services performed for the accounting agent function. The invoices for the service will be sent to New Alternatives after the debiting with the indication that payment has been made.

         Section 15. Nothing contained in this Agreement is intended to or shall require Fund/Plan, in any capacity hereunder, to perform any functions or duties on any holiday, day


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                            Page 8 of 11 pages.

of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Notwithstanding the foregoing, Fund/Plan shall compute the net asset value of New Alternatives on each day required pursuant to Rule 22c-1 promulgated under the Investment Fund/Plan Act of 1940, as amended.

         Section 16.

         (a) This Agreement shall go into effect on October 1, 1993 and shall continue in effect for three (3) years from the Effective Date. This Agreement shall continue in force from year to year thereafter, but only so long as such continuance is approved, (1) by Fund/Plan, and (2) by approval of the officers of New Alternatives Fund, Inc.

         (b) The fee schedule will be fixed for a one (1) year period from the date of the Agreement. After the one (1) year period, the annual minimum fee will be increased by 5% on October 1, 1994 and by 5% on October 1, 1995.

         (c) New Alternatives or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, but not less than one hundred twenty (120) days after the giving of the notice. Upon the effective termination date, New Alternatives shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

         (d) In the event that in connection with termination of this Agreement a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by New Alternatives by written notice to Fund/Plan, Fund/Plan shall, promptly upon such termination and at the expense of New Alternatives, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities.

         Section 17. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                            Page 9 of 11 pages.

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 be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

If to New Alternatives:                                   If to Fund/Plan:
New Alternatives Fund, Inc.                       Fund/Plan Services, Inc.
295 Northern Boulevard                                   2 West Elm Street
Great Neck, NY  11021                               Conshohocken, PA 19428
Attention: David J. Schoenwald               Attention: James W. Stratton,
President                                                        President

         Section 18. This Agreement may be amended from time to time by supplemental agreement executed by New Alternatives and Fund/Plan and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.

         Section 19. New Alternatives represents and warrants to Fund/Plan that the execution and delivery of this Agreement by the undersigned officers of New Alternatives has been duly and validly authorized by resolution of the Board of Directors of New Alternatives.

         Section 20. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 21. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by New Alternatives without the written consent of Fund/Plan or by Fund/Plan without the written consent of New Alternatives, authorized or approved by a resolution of its respective Board of Directors.

         Section 22. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. In addition, the parties hereby agree that the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

         Section 23. No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both Fund/Plan and New Alternatives.


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Page 10 of 11 pages.

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         Section 24. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         Section 25. The Parties hereby agree to resolve any dispute arising out of this agreement in accordance with the rules of the American Arbitration Association.

         IN WITNESS WHEREOF, the pa rties have caused this Agreement consisting of eleven type-written pages, together with Schedules A & B, to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written:

New Alternatives Fund, Inc.                      Fund/Plan Services, Inc.

/S/
------------------------------------         --------------------------------
By: David J. Schoenwald, President           By: James W. Stratton, President

/S/
------------------------------------         --------------------------------
Attest: Maurice L. Schoenwald, Secretary     Attest: Janet F. Davis, Secretary

             (SEAL)                                       (SEAL)





Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Page 11 of 11 pages.

                                                                  SCHEDULE "A"
                 ACCOUNTING & PORTFOLIO VALUATION SERVICES FOR

                           THE NEW ALTERNATIVES FUND

                           DAILY ACCOUNTING SERVICES

 1)      Calculate Net Asset Value Per Share:

         o Update the daily market value of securities held by the Fund using Fund/Plan Services' standard agent for pricing domestic equity and bond securities. The standard equity pricing service is Quotron Systems, Inc. and Muller Data Corporation is used for bond prices.

         o If necessary, enter manual prices supplied by New Alternatives and/or broker.

         o Prepare NAV proof sheet. Review components of change in NAV for reasonableness.

         o Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by New Alternatives. Verify US dollar security prices exceeding variance levels by notifying New Alternatives and pricing sources of noted variances.

         o        Review for ex-dividend items indicated by pricing sources;
                  trace to general ledger for agreement.

         o Communicate required pricing information (NAV/POP) to New Alternatives, Transfer Agent and, electronically, to NASDAQ.

 2)      Determine and Report Cash Availability to Fund by 9:30 AM Eastern
         Time:

         o Receive daily cash and transaction statements from the Custodian by 8:30 AM Eastern time.

         o Receive daily shareholder activity reports from the Fund's Transfer Agent by 8:30 AM Eastern time.

         o Fax hard copy Cash Availability calculations with all details to New Alternatives.

         o        Supply client with 5-day cash projection report.

         o Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the custodian/client.

 3)      Reconcile and Record All Daily Expense Accruals:

         o Accrue expenses based on New Alternatives' supplied budget either as


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Schedule "A"; Page 1
                  percentage of Fund's net assets or specific dollar amounts.

         o If applicable, monitor expense limitations established by client.

         o If applicable, accrue daily amortization of organizational expense.

         o        If applicable, complete daily accrual of 12(b)1 expenses.

 4) Verify and Record All Daily Income Accruals for Debt Issues:

         o Review and verify all system generated Interest and Amortization reports.

         o Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

 5) Monitor Domestic Securities Held for Cash Dividends, corporate actions and capital changes such as splits, mergers, spinoffs, etc. and process appropriately. o Monitor electronically received information from Muller Data Corporation for all domestic securities.

         o        Review current daily security trades for dividend activity.

         o Interface with Custodian to monitor timely collection and postings of corporate actions, dividends and interest.

 6) Enter All Security Trades on Investment Accounting System (IAS) based on written instructions from the client or custodian. o Review system verification of trade and interest calculations. o Verify settlement through the Custodian statements. o Maintain security ledger transaction reporting.

         o        Maintain tax lot holdings.

         o        Determine realized gains or losses on security trades.

         o        Provide complete broker commission reporting.


 7)      Enter All Fund Share Transactions on IAS:

         o        Process activity identified on the Transfer Agent reports.

         o        Verify settlement through the Custodian statements.

         o Reconcile to the Fund/Plan Services' Transfer Agent report balances.


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Schedule "A"; Page 2

 8) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts)

         o        Post manual entries to the general ledger.

         o        Post custodian bank activity.

         o        Post shareholder and security transactions.

         o Post and verify system generated activity, i.e., income and expense accruals.

         o Prepare general ledger net cash proof used in NAV calculation.

 9)      Review and Reconcile With Custodian Statements:

         o Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)

         o        Post all cash settlement activity to the Trial Balance.

         o        Reconcile to ending cash balance accounts.

         o        Clear IAS subsidiary reports with settled amounts.

         o Track status of past due items and failed trades handled by the Custodian.

10)      Submission of Daily Accounting Reports to New Alternatives:
         (Additional reports readily available.)

         o        Trial Balance

         o Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).

         o        NAV Calculation Report

         o        Cash Availability

         o        5-Day Cash Projection Report

                          MONTHLY ACCOUNTING SERVICES

 1) Full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to client by 10th business day.

 2)      Submission of Monthly Automated IAS Reports to Fund:

         o        Security Purchase/Sales Journal

         o        Interest and Maturity Report

         o        Brokers Ledger (Commission Report)


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Schedule "A"; Page 3

         o        Security Ledger Transaction Report with Realized
                  Gains/Losses

         o        Security Ledger Tax Lot Holdings Report

         o        Additional reports available upon request.

 3) Reconcile Accounting Asset Listing to Custodian Asset Listing: Report any security balance discrepancies to the custodian/New Alternatives.

 4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:

         o        Security cost and realized gains/losses

         o        Interest/dividend receivable and income

         o        Payable/receivable for securities purchased and sold

         o        Payable/receivable for fund shares; issued and redeemed

         o        Expense payments and accruals analysis

 5)      If Appropriate, Prepare and Submit to New Alternatives:

         o SEC yield reporting (non-money market funds with domestic and ADR securities only).

         o        Income by state reporting

         o        Standard Industry Code Valuation Report

         o        Alternative Minimum Tax Income segregation schedule

                 ANNUAL (AND SEMI-ANNUAL) ACCOUNTING SERVICES

  1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

 2)      Provide NSAR Reporting (Accounting Questions):

         If applicable, answer the following items:
          2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62,
         63, 64B, 71, 72, 73, 74, 75, 76



Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                          Schedule "A"; Page 4

                ACCOUNTING SERVICES UNIT BASIC ASSUMPTIONS FOR

                           THE NEW ALTERNATIVES FUND

         The Fund/Plan Accounting Services Unit (ASU) is pleased to offer New Alternatives Fund (the "Fund") the comprehensive level of service necessary for proper portfolio accounting and valuation.

         The Accounting fees as proposed, are based on certain assumptions made from discussions with and information received from Dave Schoenwald. To the extent these assumptions and requirements should change, fee revisions may be necessary.

BASIC ASSUMPTIONS:
 1) The Fund's Administrator will complete all necessary prospectus and compliance reports (Sub-Chapter "M"), as well as monitoring of the various limitations and restrictions.

 2) The Fund's security trading activity will remain comparable to the statistics identified by Dave Schoenwald, i.e., approximately 15 trades per month.

 3) The number of securities and portfolio asset composition (i.e., Treasury Bills and domestic stocks) in the Fund will be comparable to the May, 1993 portfolio for which we maintain Custody.

 4) The Fund has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences.

         To the extent tax accounting for certain securities differs from the book accounting, it will be done by the Fund's Administrator or the Fund's Independent Accountant. We would recommend book/tax differences be minimized.

         The Accounting Services Unit will supply segregated Trial Balance account details to assist the administrator in proper identification by category of all appropriate gains/losses.



Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Schedule "A"; Page 5

 5) The Fund would foresee no difficulty in using Fund/Plan's standard current pricing agents for domestic equity and bonds. We currently use Quotron Systems, Inc. for domestic equities and Muller Data Corporation for bonds.

         It is assumed that the Accounting Unit will work closely with New Alternatives to ensure the accuracy of the Fund's NAV and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual conversion date.

 6) To the extent the Fund requires daily security prices (limited in number) from specific brokers for domestic securities, these manual prices will be obtained by the Fund's Investment Advisor (or brokers) and faxed to ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. New Alternatives will supply ASU with the appropriate pricing contacts for these manual quotes.

         Based on our current clients' experience, we believe the Fund's Investment Advisor will have better success in obtaining accurate and timely broker quotes on a more consistent basis than Fund/Plan Services.

 7) To the extent the Fund should ever purchase/hold open-end registered investment companies (RIC's), procedural discussions should take place between ASU and Fund management clarifying the appropriate pricing and dividend rate sources. Depending on the methodologies selected by the Fund, additional fees may apply.

 8) ASU will supply daily Portfolio Valuation Reports to the Fund's Investment Advisor or manager identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

         It will be the responsibility of the Fund's Investment Advisor to review these reports and to promptly notify ASU of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated Fund NAV.

 9) The Fund does not expect to invest in Futures or Foreign (non-US dollar denominated) Securities. To the extent these investment strategies should change, additional fees will apply after the appropriate procedural discussions have taken place between ASU and Fund management. (Advance notice is requested should the Fund commence trading in these investments.)


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                          Schedule "A"; Page 6

10) It is assumed for all debt issues that the Advisor will supply the Accounting Unit with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates and complete security descriptions with issue types and CUSIP numbers.

11) The custodian will provide the Accounting Unit with daily custodian statements reflecting all prior day cash activity on behalf of each portfolio by 8:30 AM Eastern time. Complete and clear descriptions of any postings, inclusive of CUSIP numbers, interest/dividend payment dates, capital stock details, expense authorizations, beginning/ending balances, etc. will be provided by the custodian's reports or system.

12) The Fund's custodian will supply capital change information and interest rate changes to Accounting in a timely manner. The advisor will supplement and support as appropriate.

13) The custodian will handle and report on all settlement problems, failed trades and resolve unsettled dividends/interest and capital changes. Additionally, the custodian will process all applicable capital change paperwork based upon advice from New Alternatives. ASU will supply segregated Trial Balance reporting and supplemental reports to assist in this process.

14) To the extent applicable, Accounting will maintain US dollar denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions daily. To the extent tax classifications are required, they will be done by the Fund's Administrator or Independent Accountant.

         The Fund does not currently expect to invest in domestic options or designated hedges. (Advance notice is requested should the Fund commence trading in the above investments to clarify operational procedures between ASU and the advisor.)

15) With respect to Mortgage/Asset-Backed securities such as GNMA's, FHLMC's, FNMA's, CMO's, ARM's, etc., the Custodian (or a client supplied source) will provide ASU with current principal repayment factors on a timely basis in accordance with the appropriate securities' schedule. Income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by ASU when actual


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Schedule "A"; Page 7
         principal/income payments are collected by the Custodian. (Factor services are also available from Muller Data Corporation at additional cost, if applicable.)

16) To the extent the Fund should establish a Line of Credit in segregated accounts with the custodian for temporary administrative purposes, and/or leveraging/hedging the portfolio, the investment advisor will complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. Accounting will reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

17) The Fund does not expect to participate in Security Lending, Leveraging, Precious Metals, Short Sales or Foreign Currency (non-US dollar denominated) Futures and Options within their portfolio securities. To the extent they do so in the future, additional fees will apply.

18) Fund management will supply ASU with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The Fund's Management will promptly communicate to the Accounting Unit any adjustments needed.

19) Specific deadlines and complete Fund supplied information will be identified for all security trades in order to minimize any settlement problems or NAV miscalculations.


         Trade Authorization Forms, with the appropriate officer's signature, will be communicated directly to the Custody Administrator by the investment advisor. Money Market Trades are received on Trade Date by 11:30 AM and non-money markets by 11:30 AM on Trade Date plus one. The Fund/Plan Services Custody Administrator will then supply ASU with the trade details in accordance with the above stated deadlines.

         CUSIP numbers and/or ticker symbols for all US dollar denominated trades will be supplied by the Investment Advisor via the Trade Authorization. We would find it difficult to be responsible for NAV changes that resulted from incomplete information about a trade.

20) It is assumed that the Fund's Investment Advisor or Administrator will complete the


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                           Schedule "A"; Page 8
         applicable performance and rate of return calculations as required by the SEC for the Fund.

21) With respect to amortization and accretion requirements for the debt issues in the Fund, the ASU Investment Accounting System (IAS) offers a very comprehensive and fully automated level of support. We are capable of reflecting market discounts and acquisition premiums either utilizing the straight-line or yield-to-maturity (scientific) method.

         It is extremely important that the Fund's requirements and proper amortization procedures be clarified prior to conversion. ASU, Fund management and the Fund's independent accountant should review pre-conversion system reports to ensure that IAS calculated amortization amounts are in agreement with any tax schedules prepared by the auditors for all appropriately held debt issues as of the date last calculated.

         It is assumed that the Fund will not hold any issues with Original Issue Discounts (OID). It is our position that OID is a tax requirement and, as such, not necessarily reflected on the books of the Fund. ASU's current clients have not required any OID support. To the extent the Fund should, in the future, own securities with OID, it is expected that the Fund's auditors will complete the necessary OID adjustments for financial statements and/or tax reporting.

22) The Fund is not currently expected to issue separate classes of shares. To the extent they do so, additional fees will be negotiated.



Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                          Schedule "A"; Page 9

                                                                  SCHEDULE "B"
                               FEE SCHEDULE FOR
                           THE NEW ALTERNATIVES FUND
                                   ~~~~~~~~
   The fees listed below reflect fees to be charged through October 1, 1995.

FUND ACCOUNTING & PORTFOLIO VALUATION FEES: (US Dollar Denominated Securities Only) All Accounting Services fees are quoted with the assumption that Transfer Agent and Custody Administration will be provided by Fund/Plan Services, Inc.

I. Annual Fee Schedule Per Portfolio: (1/12th payable monthly) $24,000 Minimum to $ 20 Million of Average Net Assets
          .0004    On Next    $ 30 Million of Average Net Assets
          .0003    On Next    $ 50 Million of Average Net Assets
          .0001     Over      $100 Million of Average Net Assets

         Effective October 1, 1994 Minimum Becomes $25,200
         Effective October 1, 1995 Minimum Becomes $26,460


II.      Pricing Service Quotation Fee:
         (Based on individual CUSIP or security identification numbers.)

         A)  MULLER DATA CORPORATION * (if applicable)
              * Based on current vendor costs, subject to change.

             GNMA Quotes                            $ .25 per Quote per Bond
             Government/Corporate Short &
                      Long Term Quotes              $ .50 per Quote per Bond
             Tax-Exempt Short & Long Term Quotes    $ .55 per Quote per Bond
             Tax-Exempt Variable Rate Change
                      Information                   $ .55 per Rate Change per
                                                    Issue

                  Minimum Weekly File Transmission is Assumed

                  There will be no charge for the domestic dividend and capital change information transmitted daily to Fund/Plan Services from Muller Data Corporation.

         B)  QUOTRON SYSTEMS, INC.
             There will be no charge for the domestic security prices supplied by Quotron Systems, Inc.


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                                   Schedule "B"

III.     Yield Calculation:  (if applicable)

         Provide up to 12 reports per year to reflect the yield calculations for non-money market funds required by the SEC. $1,000 per year per Fund (US dollar denominated securities only).

OUT-OF-POCKET EXPENSES

The Fund will reimburse Fund/Plan Services monthly for all out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention, unusual expenses incurred while establishing viable agreements between the Fund and Fund/Plan Services, etc. The cost of copying and sending materials to auditors for off-site audits will be an additional expense.

ADDITIONAL SERVICES

To the extent the Fund commence using investment techniques such as Security Lending, Short Sales, Futures, Leveraging, Precious Metals and/or foreign trading, additional fees will apply.

Activities of a non-recurring nature such as fund consolidations, mergers, or reorganizations will be subject to negotiation. To the extent the Fund should decide to issue multiple/separate classes of shares, additional fees will apply. Any enhanced services or reports will be quoted upon request.


Accounting Services Agreement between New Alternatives Fund, Inc. and Fund/Plan Services, Inc.
                                                                   Schedule "B"